RUBICON

  MINERALS CORPORATION

NEWS RELEASE

TSX VENTURE EXCHANGE - SYMBOL: RMX	FEBRUARY 26, 2003
OTCBB – SYMBOL: RUBIF	PR03-07

RUBICON RAISES AN ADDITIONAL $1 MILLION IN SECOND CLOSING

-Total gross proceeds of financing $5.8 million-

VANCOUVER, CANADA: David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX Venture) announces that the Company has sold, to qualified purchasers by way of a best efforts private placement, a further 1,005,000 Units at a price of $1.05 per Unit for gross proceeds of $1,055,250. Of such Units, 302,200 were sold pursuant to an exercise of a portion of the Agents’ previously granted over allotment option. This is the second and final closing of the financing and brings the total Units sold to 5,540,300, for gross proceeds of $5,817,315, subject to any exercise of the over allotment option. Rubicon completed the first tranche on February 20, 2003. The Units were sold through a syndicate led by Research Capital Corporation and including First Associates Investments Inc., Haywood Securities Inc. and Salman Partners Inc. (together the “Agents”).  As a result of today’s closing, the Agents received an over allotment option, exercisable at any time before March 27, 2003, to acquire an additional 105,420 Units.

David Adamson states, “We are pleased to have completed this financing, which will allow us to aggressively pursue our Red Lake, Ontario exploration projects. We are also pleased to announce that 14 separate Canadian, US and foreign institutions participated in this financing, bringing the total number of institutional shareholders of Rubicon to 20.“

Each Unit consists of one Common Share and one half of a Common Share Purchase Warrant. Each whole Common Share Purchase Warrant entitles the holder to purchase one Common Share at a price of $1.25 per Common Share until February 26, 2005. Research Capital Corporation acted as lead Agent in placing the Units. In connection with the second closing of the private placement, the Company paid a $63,315 (6% of the gross proceeds) cash commission and issued warrants that entitle the Agents to purchase 42,168 (6% of the Units placed) Common Shares at a price of $1.05 per Common Share until February 26, 2005. The securities issued today are subject to a hold period until June 27, 2003.

The net proceeds of the financing will be used to fund exploration on the Company’s Red Lake assets, including the McFinley Gold Project, Ontario and for general working capital and corporate development purposes.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States. The securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

All dollars in this release are in Canadian funds.

RUBICON MINERALS CORPORATION

“David W. Adamson”

______________________

President & CEO

NOT FOR DISTRIBUTION TO US NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES

For more information, contact Bill Cavalluzzo, VP Investor Relations  Toll free: 1.866.365.4706  E-mail: bcavalluzzo@rogers.com

Rubicon Minerals Corporation Suite 888–1100 Melville Street, Vancouver BC  CANADA  V6E 4A6

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TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from targeted results.   Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The Company relies upon litigation protection for forward looking statements.